FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS THIRD QUARTER NET SALES
YEAR-TO-DATE SALES SET RECORD AND
MANAGEMENT RAISES 2010 GUIDANCE

New York, New York, October 26, 2010: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the third quarter of 2010 reached $120.9 million, a 2.8% increase from $117.5 million in the third quarter of 2009.  At comparable foreign currency exchange rates, net sales for the third quarter were up 12.9%.  Thus, net sales for the first nine months of 2010 increased 17.3% to a record $348.0 million from $296.6 million in the same period last year.  At comparable foreign currency exchange rates, net sales for the first nine months of 2010 rose 22.6%.  Inter Parfums plans to issue final results for the third quarter of 2010 on or about November 9, 2010 and conduct a conference call on the following day.

	Three months ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
	($ in millions)

European-based product sales	$109.2	$104.0	5.0%	$309.4	$265.4	16.6%
United States-based product sales.........	11.7	13.5	(14.0)%	38.6	31.2	23.8%
	$120.9	$117.5	2.8%	$348.0	$296.6	17.3%

Discussing European-based operations, Jean Madar, Chairman & CEO of Inter Parfums stated, "The strong performance we achieved in the first half of the year has continued into the second half.  Burberry fragrance sales were up 18% year-to-date in local currency.  The global rollout of Burberry Sport fragrances was an important contributor, as were the growing sales of the enduring classic Burberry scents and the newer ones like Burberry Brit and Burberry The Beat.  Through the first nine months of 2010, Lanvin fragrance sales were up 31% in local currency thanks to both established fragrances like Eclat d'Arpège and Jeanne Lanvin, as well as to the launch of the Marry Me line.  Van Cleef & Arpels brand sales rose 33% year-to-date, in great part due to the spring launch of Oriens for women and the fall launch of Midnight in Paris for men.  Additionally, third quarter and year-to-date sales included small contributions from the select distribution of the Burberry Beauty make-up collection and the integration of the Montblanc fragrance business."

On the subject of U.S.-based operations, Mr. Madar pointed out, "Following the 71 % increase in second quarter sales, we experienced certain inventory shortfalls during the third quarter.  As such, certain shipments that were planned for the third quarter are expected to ship in the fourth quarter.  We are looking for strong comparable quarter gains in sales by U.S.-based operations in the final quarter of the year."

Russell Greenberg, Executive Vice President & CFO, stated, "We are once again raising our guidance for 2010, based upon our year-to-date results and expectations for the final quarter of 2010.  We expect 2010 results to set a new record with net sales of approximately $455 million and net income attributable to Inter Parfums, Inc. reaching $25.5 million or $0.84 per diluted share.  Our 2010 revised guidance assumes the dollar remains at current levels."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc and S.T. Dupont. Inter Parfums, Inc. also owns Lanvin Perfumes and Nickel, a men's skin care company. It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers, bebe, Betsey Johnson and Nine West brands. In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. Inter Parfums, Inc.'s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2009 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Contact at Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com